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               AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

   This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated October 1, 2001, as amended on January 1, 2005 and August 11, 2005, by and between Met Investors Advisory Corp. (now known as Met Investors Advisory
LLC) (the "Manager") and AIM Capital Management, Inc. (the "Adviser") with respect to the Met/AIM Small Cap Growth Portfolio ("Portfolio"), is entered into effective the 1st day of November, 2006.

   WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

   WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

   NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

   1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                                        Percentage of average daily net assets
                                        --------------------------------------
 Met/AIM Small Cap Growth Portfolio     0.60% of the first $500 million of
                                        such assets, plus 0.55% of such assets
                                        over $500 million

   2. All other terms and conditions of the Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of November, 2006.

                                              MET INVESTORS ADVISORY LLC

                                              By: -----------------------------
                                                  Authorized Officer

                                              A I M CAPITAL MANAGEMENT, INC.

                                              By: -----------------------------
                                                  Authorized Officer